Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Jon Diat (Media): +1 212-770-3505; jon.diat@aig.com Liz Werner (Investors): +1 212-770-7074;elizabeth.werner@aig.com

AIG NAMES PETER D. HANCOCK PRESIDENT AND CEO

NEW YORK, June 10, 2014 – American International Group, Inc. (NYSE: AIG) today announced that its Board of Directors has named Peter D. Hancock as President and Chief Executive Officer, AIG, effective September 1. Mr. Hancock will also join AIG’s Board of Directors, effective September 1. He currently serves as Executive Vice President, AIG, and Chief Executive Officer of AIG Property Casualty, and will succeed Robert H. Benmosche, who currently is AIG President and Chief Executive Officer.

As of September 1, Mr. Benmosche is expected to resign from the AIG Board of Directors and will assume an advisory role at AIG. In that capacity, Mr. Benmosche will advise the CEO and continue to be involved in AIG’s internal leadership development programs, as well as mentor and coach AIG managers.

“As AIG enters a time of great change and opportunity, we are confident that Peter Hancock is uniquely qualified to lead the company and its employees to future success,” said Robert S. Miller, Chairman of AIG’s Board of Directors. “Peter’s deep experience in financial services, including as a strong risk manager; his understanding of the AIG enterprise and the insurance business as a whole; his success in revitalizing AIG’s property casualty business; and his strong leadership and inclusive relationship skills position him perfectly to lead the company to an even more prosperous future.

“AIG today is a far stronger company than it was five years ago, and with the crisis well behind us, AIG now is focused on its core mission: to help people and businesses around the world prepare for the future, recover from loss, and retire with confidence,” Mr. Miller continued. “Peter’s successful tenure at AIG, including his tireless focus on creating sustainable value via a strategy that achieves the right balance between growth, profitability, and risk has led to a shift to more high value business, better loss ratios, stronger risk management practices, and a stabilization of reserves in AIG’s property casualty segment.

“It is with great confidence that the AIG Board of Directors affirms that Peter is a person in whom investors, clients, distribution partners, employees, and regulators can place great trust. Peter will continue advancing the core strategies and priorities of AIG with integrity and a profound sense of the responsibility that AIG exceed the expectations – financial, regulatory, and community – of all of our stakeholders. I, along with the rest of AIG’s Board, look forward to helping Peter chart a prosperous course for AIG’s future.

“I would like to extend my sincere gratitude and appreciation to Bob Benmosche for all that he has done at AIG,” Mr. Miller said. “Under Bob’s incomparable leadership and vision, AIG has achieved remarkable, and at times, unthinkable, milestones and successes. Bob worked tirelessly to transform AIG and position it for this next chapter: fully repaying the $182 billion of government support AIG received in 2008, plus a profit of $22.7 billion, the largest

FOR IMMEDIATE RELEASE

turnaround in the history of corporate America; divesting non-core assets; streamlining global operations under clear reporting lines; and finding smart opportunities to grow AIG’s business. It has been my privilege to watch, firsthand, the fruition of Bob’s philosophy: When you give people the freedom to act, and they act responsibly, they’re capable of achieving amazing things.”

Mr. Hancock said, “I am deeply honored to take on this responsibility as our entire organization unites around a commitment to excellence in every aspect of our work. Under Bob’s leadership, AIG has re-emerged from crisis as a pre-eminent leader in the global insurance industry. In just under five years, Bob transformed AIG’s culture into one that fosters empowerment and tenacity, reinvigorating our employees around the world and enabling them to achieve the impossible. Today, a far stronger AIG has the opportunity to extend our industry-leading positions as we continue to set new standards of quality for our customers and distribution partners worldwide. I look forward to working with our Board, our management team, and our exceptionally talented employees and distribution partners to create value for all of our stakeholders.”

Mr. Hancock, 55, joined AIG in 2010 and was named Chief Executive Officer of AIG Property Casualty in March 2011, when the division was reorganized into two major global groups: Commercial and Consumer. He had previously served as Executive Vice President, Finance, Risk, and Investments, AIG. Mr. Hancock has spent his entire career in financial services, including 20 years at J.P. Morgan, where he established the Global Derivatives Group, ran the Global Fixed Income business and Global Credit portfolio, and served as the firm’s Chief Financial Officer and Chief Risk Officer. He co-founded and served as President of Integrated Finance Limited, an advisory firm specializing in strategic risk management, asset management, and innovative pension solutions. He joined AIG from KeyCorp, where he was Vice Chairman, responsible for Key National Banking.

Mr. Hancock is a member of the Board of the Japan Society and a member of the International Advisory Board of BritishAmerican Business. He is a William Pitt Fellow of Pembroke College, Cambridge. He was raised in Hong Kong and later attended Oxford University, where he earned his Bachelor of Arts degree in politics, philosophy, and economics.

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This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ, possibly materially, from such forward-looking statements include the factors set forth in AIG’s filings with the United States Securities and Exchange Commission.

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FOR IMMEDIATE RELEASE

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGInsurance | LinkedIn: http://www.linkedin.com/company/aig |

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.